Exhibit 2.4

_______________________________________________________________________________


                       AGREEMENT AND PLAN OF MERGER

                        Dated as of March 4, 1998

                                 Among

                            Xerox Corporation

                        TDC Subsidiary Corporation

                       TDC Two Subsidiary Corporation

                        Intelligent Electronics, Inc.

                                   and

                          XLConnect Solutions, Inc.


_______________________________________________________________________________


                                                                 Execution

                      AGREEMENT AND PLAN OF MERGER


     Agreement and Plan of Merger (the "Agreement") entered into as of March 4, 1998 by and among Xerox Corporation, a New York corporation ("Purchaser"), TDC Subsidiary Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub One"), TDC Two Subsidiary Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub Two"), Intelligent Electronics, Inc., a Pennsylvania corporation ("Parent"), and XLConnect Solutions, Inc., a Pennsylvania corporation ("Sub"). Purchaser, Acquisition Sub One, Acquisition Sub Two, Parent and Sub are referred to individually herein as a "Party" and collectively herein as the "Parties".

                                  Recitals
                                  --------

     WHEREAS, this Agreement contemplates a transaction in which Purchaser will indirectly acquire, through a reverse triangular merger of Acquisition Sub One with and into Sub (the "Sub Merger"), all of the capital stock of Sub that is not owned directly or indirectly by Parent;

     WHEREAS, this Agreement contemplates that immediately after completion of the Sub Merger, Purchaser will acquire, through a reverse triangular merger of Acquisition Sub Two with and into Parent (the "Parent Merger") all of the capital stock of Parent;

     WHEREAS, the Board of Directors of Sub (the "Sub Board") has determined that the Sub Merger is fair to and in the best interests of the holders of Sub's common stock and has resolved to recommend the acceptance and approval of the Sub Merger by the holders of Sub Shares and Parent-Owned Sub Shares (as defined in Section 1.2);

     WHEREAS, the Independent Committee of the Board of Directors of Sub (the "Independent Committee") has determined that the Sub Merger is fair to and in the best interests of the holders of Sub Shares and has resolved to recommend the acceptance and approval of the Sub Merger by the holders of Sub Shares;

     WHEREAS, the Sub Board, the Independent Committee and the respective Boards of Directors of Purchaser and Acquisition Sub One have approved the Sub Merger pursuant to and subject to the terms and conditions of this Agreement;

     WHEREAS, the Board of Directors of Parent (the "Parent Board") has determined that the Parent Merger is fair to and in the best interests of the holders of Parent's common stock and has resolved to take all necessary action to approve the Sub Merger and to recommend the acceptance and approval of the Parent Merger by the holders of Parent Shares (as defined in Section 2.2);

     WHEREAS, the Parent Board and the respective Boards of Directors of Purchaser and Acquisition Sub Two have approved the Parent Merger pursuant to and subject to the terms and conditions of this Agreement;

     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, intending to be legally bound hereby, the Parties agree as follows:


                             ARTICLE I

                           The Sub Merger
                           --------------

     1.1 The Sub Merger. Subject to the terms and conditions of this Agreement, at the Sub Effective Time (as defined in Section 1.8), Acquisition Sub One shall be merged with and into Sub pursuant to the Sub Merger and the separate corporate existence of Acquisition Sub One shall thereupon cease. Sub shall be the surviving corporation in the Sub Merger (sometimes hereinafter referred to as the "Sub Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, with all of Sub's rights, privileges, immunities, powers and franchises unaffected by the Sub Merger except as set forth in Sections 3.1 and 3.2 hereof. The Sub Merger shall have the effects specified in the Pennsylvania Business Corporation Law of 1988, as amended (the "PABCL").

     1.2 Conversion of Securities. At the Sub Effective Time, by virtue of the Sub Merger and without any action on the part of the holder of any shares of capital stock of Sub or common stock of Acquisition Sub One:

          (i) each share of common stock of Sub issued and outstanding immediately before the Sub Effective Time ("Sub Shares") shall as of the Sub Effective Time be converted into and become the right to receive from Purchaser the Sub Share Conversion Price, as provided in
     Section 1.3; provided, however, that Sub Shares shall not include any shares of common stock of Sub which immediately before the Sub Effective Time are owned directly or indirectly by Parent ("Parent-Owned Sub Shares");

          (ii) each option or warrant to purchase a share of common stock of Sub that is outstanding as of the Sub Effective Time ("Sub Options") shall as of the Sub Effective Time be converted into and become the right to receive from Purchaser the applicable Sub Option Conversion Price, if any, as provided in Section 1.4;

          (iii) each share of common stock of Sub issued and held in the treasury of Sub at the Sub Effective Time shall as of the Sub Effective Time be cancelled and no such shares shall be converted into rights to receive the Sub Share Conversion Price;

          (iv) each Parent-Owned Sub Share shall remain issued, outstanding and unchanged, which shares shall be the only capital stock of Sub outstanding after the Sub Effective Time, and as of the Sub Effective Time Sub shall be a wholly-owned subsidiary of XLSource, Inc., an Arkansas corporation and indirect wholly-owned subsidiary of Parent; and

         (v) the shares of common stock of Acquisition Sub One issued and outstanding at the Sub Effective Time shall be surrendered and cancelled.

     1.3 Sub Share Conversion Price. The "Sub Share Conversion Price" shall be an amount equal to $20.00.

     1.4 Sub Option Conversion Price. The "Sub Option Conversion Price" means, in the case of any Sub Option, the excess, if any, of $20.00 over the exercise price of each such Sub Option, which excess shall be payable at such time or times, if any, as shall be determined pursuant to the terms and conditions of the applicable plan and/or agreement pursuant to which such Sub Option is governed.

     1.5 Payment for Sub Shares and Sub Options. Prior to the Sub Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to Sub to act as Paying Agent in connection with the Sub Merger ("Paying Agent") and to receive and disburse the cash to which holders of Sub Shares or Sub Options become entitled pursuant to Section
1.2. At the Sub Effective Time, Purchaser will provide Paying Agent with sufficient cash to allow the Sub Share Conversion Price and the Sub Option Conversion Price to be paid to the holders of each Sub Share or Sub Option then entitled to be so paid. Promptly after the Sub Effective Time, the Sub Surviving Corporation shall cause to be mailed to each Person who was, at the Sub Effective Time, a holder of record of Sub Shares or Sub Options forms (in a form mutually agreed to by Purchaser and Sub) of letters of transmittal, with instructions for use in effecting the surrender of certificates that represented Sub Shares before the Sub Effective Time in exchange for payment of the Sub Share Conversion Price or in connection with the payment of the applicable Sub Option Conversion Price. Upon surrender to Paying Agent of such certificates and proper submittal of the related letter of transmittal (in connection with Sub Shares), or upon proper submittal of the letter of transmittal (in connection with Sub Options), the Sub Surviving Corporation shall promptly cause to be paid to the Persons entitled thereto a check in the amount of the Sub Share Conversion Price and/or Sub Option Conversion Price to which such Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable to any such Person. If payment of any Sub Share Conversion Price is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Sub Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. The Sub Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Sub Shares and Sub Options. In the event any certificate representing Sub Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Sub Share Conversion Price payable in respect thereof; provided, however, the Person to whom the Sub Share Conversion Price is paid shall, as a condition precedent to the payment thereof, give the Sub Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Sub Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Sub Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. Promptly following the first anniversary of the Sub Effective Time, the Paying Agent shall deliver to the Sub Surviving Corporation all cash held for payment for Sub Shares or Sub Options and all other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter each holder of a certificate representing Sub Shares, and each holder of a Sub Option, may surrender such certificate and/or other appropriate documentation to the Sub Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) and receive in exchange therefor the Sub Share Conversion Price or Sub Option Conversion Price in respect thereof, without interest thereon.

     1.6 Transfers After the Sub Effective Time. No transfers of Sub Shares or Sub Options shall be made on the stock transfer or other applicable books of Sub at or after the Sub Effective Time.

     1.7 Sub Closing. The closing of the Sub Merger (the "Sub Closing") shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103-2799 at 10:00 A.M. on the first business day after the last of the conditions set forth in Article 7 hereof shall be fulfilled or waived in accordance with this Agreement, or at such other place and time and/or on such other date as Sub and Purchaser may agree; provided that the Sub Closing and the Parent Closing shall occur on the same day.

     1.8 Filing of Sub Merger Documents; Sub Effective Time. In connection with the Sub Closing, Sub and Acquisition Sub One will execute and file, and Purchaser will cause Acquisition Sub One to execute and file, Articles of Merger relating to the Sub Merger ("Sub Articles of Merger") with the Secretary of State of Pennsylvania as provided in the PABCL. The Sub Merger shall become effective at the time at which the Sub Articles of Merger have been duly filed with the Secretary of State of Pennsylvania (the "Sub Effective Time"), which shall occur immediately prior to the Parent Effective Time.

      1.9   Dissenters Rights.  Notwithstanding any provision of this
Article I to the contrary, shares held of record by shareholders who shall not have voted such shares in favor of the Sub Merger and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with the applicable provisions of the PABCL ("Sub Dissenting Shares") shall not be converted into the right to receive the Sub Share Conversion Price, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the PABCL; provided, however, that (i) if such a holder fails to file a notice of election to dissent in accordance with the PABCL, or after having done so delivers an effective withdrawal of such notice or fails to establish (if he is required to do so) his entitlement to dissenters rights as provided in the PABCL, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his dissenters rights, each Sub Share held of record by such holder shall automatically be converted into and represent only the right to receive the Sub Share Conversion Price, upon the surrender of the certificate or certificates representing such Sub Shares. Sub will give Purchaser prompt notice of any demands received by Sub for payment of the fair value of such shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect
to such demands,   Sub will not, except with the prior written consent of
Purchaser, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

     1.10 PABCL. Section 1906 of the PABCL shall apply to the Sub Merger. Dissenters rights shall be available to the holders of Sub Shares as provided in Section 1.9.


                                ARTICLE II

                            The Parent Merger
                            -----------------

     2.1 The Parent Merger. Subject to the terms and conditions of this Agreement, at the Parent Effective Time (as defined in Section 2.8), Acquisition Sub Two shall be merged with and into Parent pursuant to the Parent Merger and the separate corporate existence of Acquisition Sub Two shall thereupon cease. Parent shall be the surviving corporation in the Parent Merger (sometimes hereinafter referred to as the "Parent Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, with all of Parent's rights, privileges, immunities, powers and franchises unaffected by the Parent Merger except as set forth in Sections 3.1 and 3.2 hereof. The Parent Merger shall have the effects specified in the PABCL.

     2.2 Conversion of Securities. At the Parent Effective Time, by virtue of the Parent Merger and without any action on the part of the holder of any shares of capital stock of Parent or common stock of Acquisition Sub Two:

           (i) each share of common stock of Parent (and related Right, as defined in the Rights Agreement) issued and outstanding immediately before the Parent Effective Time ("Parent Shares") shall as of the Parent Effective Time be converted into and become the right to receive from Purchaser the Parent Share Conversion Price, as provided in Section 2.3;

          (ii) each option or warrant to purchase a share of common stock of Parent that is outstanding as of the Parent Effective Time ("Parent Options") shall as of the Parent Effective Time be converted into and become the right to receive from Purchaser the applicable Parent Option Conversion Price, if any, as provided in Section 2.4;

          (iii) each share of common stock of Parent issued and held in the treasury of Parent at the Parent Effective Time shall as of the Parent Effective Time be cancelled and no such shares shall be converted into rights to receive the Parent Share Conversion Price; and

          (iv) the shares of common stock of Acquisition Sub Two issued and outstanding at the Parent Effective Time shall be converted into and become the number of shares of common stock of Parent issued and outstanding at the Parent Effective Time, which shares shall be the only capital stock of Parent outstanding after the Parent Effective Time, and as of the Parent Effective Time Parent shall become a wholly-owned subsidiary of Purchaser.

     2.3 Parent Share Conversion Price. The "Parent Share Conversion Price" shall be an amount equal to $7.60.

     2.4 Parent Option Conversion Price. The "Parent Option Conversion Price" means, in the case of any Parent Option, the excess, if any, of $7.60 over the exercise price of each such Parent Option, or such other amount, if any, and which excess or other amount shall be payable at such time or times, if any, as shall be determined pursuant to the terms and conditions of the applicable plan and/or agreement pursuant to which such Parent Option is governed.

     2.5 Payment for Parent Shares and Parent Options. The Paying Agent shall receive and disburse the cash to which holders of Parent Shares or Parent Options become entitled pursuant to Section 2.2. At the Parent Effective Time, Purchaser will provide Paying Agent with sufficient cash to allow the Parent Share Conversion Price and the Parent Option Conversion Price to be paid to the holders of each Parent Share or Parent Option then entitled to be so paid. Promptly after the Parent Effective Time, the Parent Surviving Corporation shall cause to be mailed to each Person who was, at the Parent Effective Time, a holder of record of Parent Shares or Parent Options forms (in a form mutually agreed to by Purchaser and Parent) of letters of transmittal, with instructions for use in effecting the surrender of certificates that represented Parent Shares before the Parent Effective Time in exchange for payment of the Parent Share Conversion Price or in connection with the payment of the applicable Parent Option Conversion Price. Upon surrender to Paying Agent of such certificates and proper submittal of the related letter of transmittal (in connection with Parent Shares), or upon proper submittal of the letter of transmittal (in connection with Parent Options), the Parent Surviving Corporation shall promptly cause to be paid to the Persons entitled thereto a check in the amount of the Parent Share Conversion Price and/or Parent Option Conversion Price to which such Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable to any such Person. If payment of any Parent Share Conversion Price is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Parent Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. The Parent Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Parent Shares and Parent Options. In the event any certificate representing Parent Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Parent Share Conversion Price payable in respect thereof; provided, however, the Person to whom the Parent Share Conversion Price is paid shall, as a condition precedent to the payment thereof, give the Parent Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Parent Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Parent Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. Promptly following the first anniversary of the Parent Effective Time, the Paying Agent shall deliver to the Parent Surviving Corporation all cash held for payment for Parent Shares or Parent Options and all other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter each holder of a certificate representing Parent Shares, and each holder of a Parent Option, may surrender such certificate and/or other appropriate documentation to the Parent Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) and receive in exchange therefor the Parent Share Conversion Price or Parent Option Conversion Price in respect thereof, without interest thereon.

     2.6 Transfers After the Effective Time. No transfers of Parent Shares or Parent Options shall be made on the stock transfer or other applicable books of Parent at or after the Parent Effective Time.

     2.7 Parent Closing. The closing of the Parent Merger (the "Parent Closing") shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103-2799 at 10:00 A.M. on the first business day after the last of the conditions set forth in Article 7 hereof shall be fulfilled or waived in accordance with this Agreement, or at such other place and time and/or on such other date as Parent and Purchaser may agree; provided that the Parent Closing and the Sub Closing shall occur on the same day.

     2.8 Filing of Parent Merger Documents; Parent Effective Time. In connection with the Closing, Parent and Acquisition Sub Two will execute and file, and Purchaser will cause Acquisition Sub Two to execute and file, Articles of Merger relating to the Parent Merger ("Parent Articles of Merger") with the Secretary of State of Pennsylvania as provided in the PABCL. The Parent Merger shall become effective at the time at which the Parent Articles of Merger have been duly filed with the Secretary of State of Pennsylvania (the "Parent Effective Time"), which shall occur immediately after the Sub Effective Time.

     2.9   Dissenters Rights.  Notwithstanding any provision of this
Article II to the contrary, and to the extent required under the applicable provisions of the PABCL, Parent Shares held of record by shareholders who shall not have voted such shares in favor of the Parent Merger and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with the applicable provisions of the PABCL ("Parent Dissenting Shares") shall not be converted into the right to receive the Parent Share Conversion Price, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the PABCL; provided, however, that (i) if such a holder fails to file a notice of election to dissent in accordance with the PABCL, or after having done so delivers an effective withdrawal of such notice or fails to establish (if he is required to do so) his entitlement to dissenters rights as provided in the PABCL, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his dissenters rights, each Parent Share held of record by such holder shall automatically be converted into and represent only the right to receive the Parent Share Conversion Price, upon the surrender of the certificate or certificates representing such Parent Shares. Parent will give Purchaser prompt notice of any demands received by Parent for payment of the fair value of such shares, and Purchaser shall have the right to participate in all negotiations and
proceedings with respect to such demands,   Parent will not, except with
the prior written consent of Purchaser, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.


                              ARTICLE III

                 Articles of Incorporation and By-Laws
                    of the Surviving Corporations
                    -----------------------------

     3.1 Articles of Incorporation. The Articles of Incorporation of the Sub Surviving Corporation shall, upon the Sub Effective Time, be and remain unchanged until further amended in accordance with the terms thereof and the PABCL, subject, however, to the provisions of Section 6.2(f)(i) hereof.
 The Articles of Incorporation of the Parent Surviving Corporation shall, upon the Parent Effective Time, be and remain unchanged until further amended in accordance with the terms thereof and the PABCL, subject, however, to the provisions of Section 6.2(f)(i) hereof.

     3.2 By-Laws. The By-Laws of the Sub Surviving Corporation in effect at the Sub Effective Time shall be and remain unchanged until duly amended in accordance with the terms thereof and the PABCL, subject, however, to the provisions of Section 6.2(f)(i) hereof. The By-Laws of Parent Surviving Corporation in effect at the Parent Effective Time shall be and remain unchanged until duly amended in accordance with the terms thereof and the PABCL, subject, however, to the provisions of Section 6.2(f)(i) hereof.



                                 ARTICLE IV

                           Officers and Directors
                           ----------------------

     4.1 Sub. At the Sub Effective Time, the directors of Acquisition Sub One shall be all the directors of the Sub Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Sub Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Sub Effective Time, the officers of Acquisition Sub One immediately prior to the Sub Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Sub Surviving Corporation, be the officers of the Sub Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

     4.2 Parent. At the Parent Effective Time, the directors of Acquisition Sub Two shall be all the directors of the Parent Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Parent Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Parent Effective Time, the officers of Acquisition Sub Two immediately prior to the Parent Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Parent Surviving Corporation, be the officers of the Parent Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.



                                  ARTICLE V

                       Representations and Warranties
                       ------------------------------

     5.1 Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally (but subject to Section 5.1(bb)) represent and warrant to Purchaser that, except as set forth in the disclosure letter of even date herewith delivered by Parent to Purchaser in conjunction with execution of this Agreement (the "Disclosure Letter"):

          (a) Organization, Qualification and Corporate Power. Each of Parent and its subsidiaries (direct or indirect) (such subsidiaries, including Sub, being collectively referred to as "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not result in a Material Adverse Change. Each of the Parent and the Parent Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents (collectively, "Permits"), to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have Permits would not result in a Material Adverse Change. The Disclosure Letter contains an accurate list of the Parent Subsidiaries and the Sub Subsidiaries, their jurisdiction, date of incorporation and date of acquisition directly or indirectly by Parent, and their respective material Permits as well as material Permits the applicable entity does not have and which Parent or Sub has knowledge that it is required to have.

          (b) Capitalization. (I) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $.01 per share (the "Parent Common Stock") and 15,000,000 shares of preferred stock, par value $50.00 per share (the "Parent Preferred Stock"). As of March 3, 1998, (i) 41,798,091 shares of Parent Common Stock are issued and outstanding, and (ii) 7,006,540 shares of Parent Common Stock have been reserved for issuance upon the exercise of outstanding options and warrants. No shares of Parent Preferred Stock are issued and outstanding, and 200,000 shares of Series A Junior Participating Preferred Stock have been reserved for issuance upon exercise of the outstanding Rights (as defined in the Rights Agreement), none of which is or will be outstanding at or before the Parent Effective Time. All issued and outstanding shares of Parent's capital stock and all issued and outstanding shares of each Parent Subsidiary's capital stock, have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as detailed in the Disclosure Letter, neither Parent nor any of the Parent Subsidiaries has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements relating to the acquisition of capital stock, or any cash settlement option, phantom stock, stock appreciation right or similar instrument (the "Stock Rights") relating to any capital stock of Parent or any Parent Subsidiary.

             (II) The authorized capital stock of Sub consists of 100,000,000 shares of common stock, par value $.01 per share (the "Sub Common Stock") and 10,000,000 shares of preferred stock, par value $.01 per shares (the "Sub Preferred Stock"). As of March 3, 1998, (i) 16,684,100 shares of Sub Common Stock are issued and outstanding, (ii) 13,348,280 shares of Sub Common Stock are owned by XLSource, Inc., an indirect wholly-owned subsidiary of Parent, and (iii) 2,791,645 shares of Sub Common Stock have been reserved for issuance upon the exercise of outstanding options and warrants. No shares of Sub Preferred Stock are issued and outstanding.
 All issued and outstanding shares of Sub's capital stock have been validly issued and are fully paid and nonassessable, are entitled to full voting rights as to the election of directors and other matters, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as detailed in the Disclosure Letter, there exist no Stock Rights relating to any capital stock of Sub. No stock of Sub or of any Sub Subsidiary owned by Parent or any Parent Subsidiary is subject to any put option, redemption agreement (including a right to cause redemption of stock) or any other instrument that provides for the right to transfer such stock. Disregarding the execution of this Agreement, the Parent Merger and the Sub Merger, (x) neither the shares of Sub capital stock directly or indirectly owned by Parent nor the holders of any such shares are subject to any limitations, pursuant to any provision of Chapter 25 of the PABCL, of voting rights afforded generally to holders of shares of such class or series of capital stock, and (y) no transaction has occurred or state of facts exists which has triggered dissenters rights or any other right on the part of a shareholder under the PABCL to receive payment in respect of such shares. Since December 1, 1997, neither Parent nor any Parent Subsidiary has purchased or otherwise acquired any shares of common stock of Sub for a per share price in excess of the Sub Share Conversion Price.

             (III) The Disclosure Letter describes the equity capitalization of each Parent Subsidiary, including the authorized capital stock, the issued and outstanding capital stock, and the ownership thereof. With the exception of Sub and the Sub Subsidiaries, Parent is directly or indirectly the owner of all shares of capital stock of each Parent Subsidiary. All Sub Subsidiaries are 100% owned by Sub.

          (c) Authorization of Transaction. Each of Parent and Sub has the requisite corporate power and authority, and has taken all required action necessary, to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of each of Parent and Sub, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that Parent cannot consummate the Parent Merger and Sub cannot consummate the Sub Merger unless and except upon receipt of the approval of the holders of Parent Common Stock and Sub Common Stock to the extent required by the PABCL.

          (d) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation by Parent or Sub of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court to which Parent or any of the Parent Subsidiaries is subject or any provision of the charter or bylaws of Parent or any of the Parent Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any contract required to be listed on the Disclosure Letter or under any other material agreement, contract, lease, license, instrument or other arrangement to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any lien, encumbrance or other security interest (a "Security Interest") upon any of their respective assets), except in the case of clause (ii) as disclosed in the Disclosure Letter. Other than filings required in connection with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the PABCL and the Exchange Act, neither Parent nor any of the Parent Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or government agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (e) Filings with the SEC. Since January 1, 1992, Parent and Sub have made all filings with the SEC that either of them has been required to make under the Securities Act and the Exchange Act (collectively, the "Public Reports"). Each of the Public Reports complied with the requirements of the Securities Act and the Exchange Act in all material respects and none of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (f) Financial Statements. (I) Parent has filed an Annual Report on Form 10-K, as amended by its Form 10-K/A (the "Parent 10-K"), for the fiscal year ended on February 1, 1997 and a Quarterly Report on Form 10-Q (the "Parent 10-Q") for the fiscal quarter ended November 1, 1997 (the "Parent Most Recent Quarter End"). The financial statements included in the Parent 10-K and the Parent 10-Q (including the related notes and schedules) have been prepared from the books and records of Parent and the Parent Subsidiaries in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Parent and the Parent Subsidiaries as of the indicated dates and the results of operations and cash flows of Parent and the Parent Subsidiaries for the indicated periods. In the opinion of Parent's management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair statement of operating results for the interim periods presented have been made.

             (II) Sub has filed an Annual Report on Form 10-K (the "Sub 10-K") for the fiscal year ended on December 31, 1996 and a Quarterly Report on Form 10-Q, as amended by its Form 10-Q/A (the "Sub 10-Q") for the fiscal quarter ended September 30, 1997 (the "Sub Most Recent Quarter End"). The financial statements included in the Sub 10-K and the Sub 10-Q (including the related notes and schedules) have been prepared from the books and records of Sub and the Sub Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Sub and the Sub Subsidiaries as of the indicated dates and the results of operations and cash flows of Sub and the Sub Subsidiaries for the indicated periods. In the opinion of Parent's and Sub's management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair statement of operating results for the interim periods presented have been made.

          (g) Events Subsequent to Most Recent Quarter End. (I) Since the Parent Most Recent Quarter End, there has not been any Material Adverse Change or any development or combination of developments relating to Parent or any of the Parent Subsidiaries of which Parent has knowledge and which would result in a Material Adverse Change.

             (II) Since the Sub Most Recent Quarter End, there has not been any Material Adverse Change or any development or combination of developments relating to Sub or any of the Sub Subsidiaries of which Parent or Sub has knowledge and which would result in a Material Adverse Change.

          (h) Compliance. Parent and the Parent Subsidiaries are in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not result in a Material Adverse Change.

          (i) Litigation and Liabilities. There are (i) no actions, suits or proceedings pending or, to the knowledge of Parent or Sub, threatened against Parent or any of the Parent Subsidiaries which (x) if adversely determined against Parent or any of the Parent Subsidiaries could reasonably be expected to result in a Material Adverse Change, or (y) could reasonably be expected to materially impair or delay the Parties' ability to consummate the transactions contemplated by this Agreement, and (ii) no obligations or liabilities of Parent or any of the Parent Subsidiaries known to Parent or Sub and not disclosed in the Disclosure Letter or reflected in the financial statements or related notes included in the Parent 10-K, the Parent 10-Q, the Sub 10-K or the Sub 10-Q which could reasonably be expected to result in a Material Adverse Change. The Disclosure Letter lists all pending and, to the knowledge of Parent or Sub, threatened EEOC and similar investigations, actions, suits or proceedings against Parent or any Parent Subsidiary (regardless of the materiality thereof) and copies of the pleadings for each such pending matter have been made available to Purchaser by Parent.

          (j) Taxes. (I) Each of Parent and the Parent Subsidiaries has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns. No claims for Taxes have been asserted against Parent or any of the Parent Subsidiaries, and no deficiency for any Taxes has been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries, in either case which has not been resolved or paid in full. To Parent's knowledge, no Tax return for any taxable period of Parent or any Parent Subsidiary is under examination by any taxing authority, Parent has not received written notice of any pending audit by any taxing authority against the Parent or any of the Parent Subsidiaries, and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return for any taxable period of Parent or any of the Parent Subsidiaries. "Taxes" means all federal, state, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, lease, service, use, withholding, payroll, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof.

             (II) Each of Sub and the Sub Subsidiaries has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns. No claims for Taxes have been asserted against Sub or any of the Sub Subsidiaries, and no deficiency for any Taxes has been proposed, asserted or assessed against Sub or any of the Sub Subsidiaries, in either case which has not been resolved or paid in full. To Parent's and Sub's knowledge, no Tax return for any taxable period of Sub is under examination by any taxing authority, Sub has not received written notice of any pending audit by any taxing authority against the Sub or any of the Sub Subsidiaries, and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return for any taxable period of Sub or any of the Sub Subsidiaries.

             (III) Parent and each Parent Subsidiary has been a continuous member of the consolidated group of companies of which Parent is the common parent for Federal income tax purposes since the time such Subsidiary first became affiliated with the Parent's consolidated group.

          (k) Brokers' and Other Fees. Except for the fees and expenses of Lazard Freres & Co. LLC ("Lazard") for Parent and NationsBanc Montgomery Securities LLC ("Montgomery") for Sub, none of Parent or the Parent Subsidiaries has any liability or obligation to pay any fees or commissions to any investment adviser, broker, finder or agent with respect to the transactions contemplated by this Agreement.

          (l)   Fairness Opinions.   Montgomery has delivered to the
Independent Committee of the Board of Directors of Sub, and not withdrawn, its opinion that the consideration being paid to the holders of Sub Shares (other than shares held directly or indirectly by Parent) pursuant to
Section 1.2 hereof is fair to such holders, as of the date of such opinion, from a financial point of view (the "Sub Fairness Opinion"), and a true and complete copy thereof has been furnished to Purchaser. Lazard has delivered to the Board of Directors of Parent, and not withdrawn, its opinion that the consideration being paid pursuant to Section 2.2 hereof is fair to the shareholders of Parent, as of the date of such opinion, from a financial point of view (the "Parent Fairness Opinion"), and a true and complete copy thereof has been furnished to Purchaser.

          (m) Rights Plan. Parent has amended the Rights Agreement to provide that the Purchaser and all direct and indirect wholly-owned subsidiaries thereof and their respective Associates and Affiliates (as such terms are defined in the Rights Agreement), for purposes of entering into and consummating the transactions contemplated by this Agreement, are considered an "Exempt Person", as defined in the Rights Agreement, until such time as this Agreement shall terminate, if at all. Parent has taken all necessary action so that none of the execution and delivery of this Agreement or the consummation of the Sub Merger or Parent Merger contemplated hereby will (i) cause the Rights (as such term is defined in the Rights Agreement) issued pursuant to the Rights Agreement to become exercisable, (ii) cause any Person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date (as such term is defined in the Rights Agreement).

          (n) Management Letters. There is no management letter of outside auditors for the year ended February 1, 1997 (in the case of Parent) or for the year ended December 31, 1996 (in the case of Sub).

          (o) Environmental Matters. The conduct or operation of Parent and Parent Subsidiaries and any condition of property presently or previously owned, leased or operated by any of them violates or violated no Environmental Laws in any material respect and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability under Environmental Laws. Neither Parent nor any of the Parent Subsidiaries has received any notice from any person or entity that Parent or any Parent Subsidiary or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law. "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          (p) Other Interests. Neither Parent nor any Parent Subsidiary owns any shares of capital stock in any corporation (other than in the Parent Subsidiaries as disclosed herein) or holds any debt or equity interest in any joint venture, partnership or other entity.

          (q) Intellectual Property. (I) Parent and each Parent Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs (which shall exclude off-the-shelf software programs) that are used in the business of Parent and each of the Parent Subsidiaries as currently conducted (the "Intellectual Property").

             (II) No claim against Parent or any Parent Subsidiary has been asserted in writing or, to Parent's or Sub's knowledge, orally by a third party respecting or related to the Intellectual Property or related to the alleged infringement by Parent or any Parent Subsidiary of the intellectual property of others and, in either case, Parent and the Parent Subsidiaries do not know of any reasonable grounds for any such claim.

             (III) To the knowledge of Parent and Sub, there is no material unauthorized use, infringement or misappropriation of any Intellectual Property by any third party, including any employee or former employee of Parent or any Parent Subsidiary.

          (r) Employment Matters. (I) The Disclosure Letter identifies all stock options, restricted stock rights and other Stock Rights outstanding under Parent's 1995 Long-Term Incentive Plan and Parent's Non-Qualified Stock Option Plan for employees and directors and Sub's 1996 Long-Term Incentive Plan (the "Sub Plan") or any other agreement, plan or arrangement of Parent or any Parent Subsidiary. Parent has provided Purchaser with copies of all such agreements, plans and arrangements, except for agreements utilizing a standard form of agreement, in which case Parent has provided Purchaser with a copy of such standard form.

              (II) Except as described in the Disclosure Letter, neither Parent nor any Parent Subsidiary (i) is a party or subject to any contract of employment with any person which is not terminable at will without penalty (other than standard severance policies offered to all employees generally), or which would entitle any person to any payment (severance or otherwise) as a result of the Merger, or any collective bargaining agreement, or (ii) maintains or contributes to any profit sharing, pension, retirement, thrift, savings, incentive compensation, deferred compensation, bonus, stock option, stock purchase, restricted stock, stock appreciation right, performance share, performance unit, severance, salary continuation, holiday, vacation, disability, insurance, medical or other employee benefit, incentive or welfare plan, policy, material contract or material arrangement (collectively, the "Employee Benefit Plans").

             (III) During the last three years there have been no actual or threatened strikes or labor stoppages involving any employees of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary is aware of any organizing activity actively seeking to certify a collective bargaining unit or representative for any employees.

             (IV) All retirement and employee benefit or welfare plans of Parent or any Parent Subsidiary have been maintained and operated in accordance with their terms in all material respects, and all such plans which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or the Internal Revenue Code ("IRC") have been maintained and operated in material compliance with all applicable provisions of ERISA and the IRC and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation (other than for routine premium payments).
All such plans are identified in the Disclosure Letter. No "prohibited transaction" has occurred with respect to any such plan, nor has any "reportable event" occurred in respect thereof, as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

          (s) Credit Support Arrangements. Neither the Parent nor any Parent Subsidiary has issued any currently existing guarantee or credit support or has obtained any currently existing letter of credit or bond with respect to, or has directly or indirectly made any currently existing promise, agreement or undertaking to fund, support, guarantee or otherwise backstop any obligation or liability, contingent or otherwise, of any person or entity other than Parent or a Parent Subsidiary.

          (t) Changes. Since November 1, 1997 Parent and each Parent Subsidiary has been operated only in the ordinary course of business and there has not been any:

                (i)  Material Adverse Change;

                (ii) casualty loss, whether or not covered by insurance, involving in any instance an amount in excess of $50,000;

                (iii) obligation or liability, contingent or otherwise, incurred by Parent or any Parent Subsidiary other than obligations and liabilities incurred in the ordinary course of business and consistent with past practice, or loss of a customer otherwise required to be listed on the Disclosure Letter pursuant to Section 5.1(v)(II);

                (iv) payment, discharge or settlement of any claim against or obligation or liability of Parent or any Parent Subsidiary except in the ordinary course of business and consistent with past practice;

                (v) capital expenditures or commitment to make any capital expenditure by the Parent or any Parent Subsidiary not included in Parent's or Sub's capital budget as set forth in the Disclosure Letter;

                (vi) issuance, sale, transfer or pledge by Parent or any Parent Subsidiary of any capital stock of Parent or any Parent Subsidiary;

                (vii) sale, lease, transfer, pledge, mortgage or encumbrance by Parent or any Parent Subsidiary of any capital assets in an aggregate amount exceeding $100,000;

                (viii) write-down or write off of any tangible or intangible assets in an aggregate amount exceeding $100,000 except with respect to accounts receivable and inventory in the ordinary course of business and consistent with past practices; or

                (ix) event which, if this Agreement were in effect, would have required the consent of Purchaser pursuant to Section 6.1(a) (other than (viii), (xiii) or (xiv) of Section 6.1(a)) and with respect to which such consent was not obtained.

         (u) Assets and Property. Parent and each Parent Subsidiary has good and marketable title to all the assets it purports to own, free and clear of all liens, claims and encumbrances, and valid leasehold interests in all assets it purports to lease. Neither Parent nor any Parent Subsidiary owns any real property.

         (v) Contracts. (I) The Disclosure Letter lists all agreements and arrangements pursuant to which Parent or any Parent Subsidiary has any rights, obligations or liabilities with respect to (i) borrowed money, (ii) real property leases, (iii) royalty agreements, (iv) joint venture or product development agreements, (v) indemnification agreements, (vi) limitations or restrictions on the use of assets it may own, the businesses it may conduct, the persons or entities with whom it may do business or whom it may hire or retain, or the locations in which it may own assets or conduct business, or (vii) the performance of intercompany services or other arrangements between or among Parent and any of the Parent Subsidiaries.

             (II) The Disclosure Letter lists all contracts and arrangements to which Parent or any of the Parent Subsidiaries is a party with vendors or customers that involve payments for services in excess of, for any vendor or customer, $250,000 in the last fiscal year.

             (III) Neither Parent or any Parent Subsidiary nor, to the knowledge of Parent or Sub, any other party thereto is in breach or default under any contract, agreement or instrument where the effect of such breach or default would, singly or in the aggregate with breaches and defaults under other contracts, agreements or instruments, result in a Material Adverse Change.

             (IV) Parent has provided Purchaser with a complete and correct copy of each contract, agreement and instrument disclosed in the Disclosure Letter (in the case of customer contracts, to the extent available to Parent or Sub), and all such contracts, agreements and instruments are in full force and effect, and are valid, binding and enforceable in accordance with their terms subject, as to enforcement, to laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (w) Insurance. The Disclosure Letter lists all insurance policies insuring Parent or any Parent Subsidiary or any of their respective assets or operations. All such policies are and will be in full force and effect through the Parent Effective Time except to the extent such policies expire and cannot be renewed on a commercially reasonable basis. Except as disclosed in the Disclosure Letter there are no pending or threatened disputes or communications with or from any insurance carrier denying or disputing any claim or coverage or regarding cancellation or nonrenewal of any such policy.

          (x) Related Party Transactions. Except as described in the Disclosure Letter, no executive officer of Parent or any Parent Subsidiary, nor any entity in which any of the foregoing has a 1% or more equity interest is a party to any contract, agreement or other financial or business arrangement with Parent or any Parent Subsidiary.

          (y)   Reserves etc.   (I)  Parent has previously furnished to
Purchaser a list of (i) all reserves maintained on the unaudited books and records of Parent or any Parent Subsidiary as of January 31, 1998, (ii) each item in respect of which such reserves are maintained, and (iii) the amount of reserves maintained for each such item. Parent management believes no additional material reserves are required under GAAP.

             (II) Neither Parent nor any Parent Subsidiary has any liability in respect of the Novaquest or Pacific On Line notes receivable totalling approximately $5.9 million as of May 1, 1997 that have been sold to Ingram Micro.

             (III) The reserves maintained on the unaudited books and records of Parent and the Parent Subsidiaries respecting the sale transaction with GE Capital are sufficient to satisfy any claims which might reasonably be expected to arise out of either of those transactions.

          (z) Board Action. The Boards of Directors of Parent and Sub have duly and validly approved and taken all corporate action required to be taken by the Boards of Directors for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The Boards of Directors of Parent and Sub have determined that it is advisable and in the best interest of their respective stockholders for the Parent Merger and the Sub Merger to occur upon the terms and subject to the conditions of this Agreement and the Parent's Board of Directors has resolved to recommend that Parent's stockholders approve and adopt the Parent Merger and Sub's Board of Directors and Independent Committee thereof have resolved to recommend that Sub's stockholders approve and adopt the Sub Merger. The Board of Directors of Sub has determined that the shareholders of Sub shall be entitled to dissenters rights under Subchapter D of Chapter 15 of the PABCL in connection with the Sub Merger in lieu of providing for a statutory class vote pursuant to
Section 1906(b) of the PABCL. The Board of Directors of Sub and the Independent Committee thereof have approved an amendment to Sub's Articles of Incorporation to provide that Subchapter E of Chapter 25 of the PABCL shall not be applicable to Sub.

          (aa) Expenses. Parent and Sub have provided to Purchaser a good faith estimate and description of the expenses which either of them has incurred or which either of them expects to incur in connection with the transactions contemplated by this Agreement.

          (bb) Effect of Certain Representations and Warranties. (i) Insofar as any of the foregoing representations and warranties are inaccurate with respect to or as a result of circumstances involving Sub, and if Parent did not have knowledge of such inaccuracy, Parent will have no liability for damages to Purchaser or Acquisition Sub One or Two for breach of such representation and warranty; provided, however, that this subparagraph shall have no effect on whether the condition set forth in
Section 7.2(b) has been satisfied, or on any right of Purchaser to terminate this Agreement under Section 8.3, or on any obligation of Parent and Sub to pay the Termination Fee to Purchaser pursuant to Section 9.1(b).

              (ii) Insofar as any of the foregoing representations and warranties are inaccurate with respect to or as a result of circumstances involving Parent or any Parent Subsidiary (other than Sub or any Sub Subsidiary), and if Sub did not have knowledge of such inaccuracy, Sub will have no liability for damages to Purchaser or Acquisition Sub One or Two for breach of such representation and warranty; provided, however, that this subparagraph shall have no effect on whether the condition set forth in Section 7.2(b) has been satisfied, or on any right of Purchaser to terminate this Agreement under Section 8.3, or on any obligation of Parent and Sub to pay the Termination Fee to Purchaser pursuant to Section 9.1(b).

     5.2 Representations and Warranties of Purchaser, Acquisition Sub One and Acquisition Sub Two. Purchaser, Acquisition Sub One and Acquisition Sub Two jointly and severally represent and warrant to Parent and Sub that:

          (a) Corporate Organization. Each of Purchaser, Acquisition Sub One and Acquisition Sub Two is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Acquisition Sub One and Acquisition Sub Two is a direct, wholly-owned subsidiary of Purchaser and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or other agreements or arrangements contemplated by this Agreement, neither Acquisition Sub One nor Acquisition Sub Two has and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         (b) Corporate Authority. Purchaser, Acquisition Sub One and Acquisition Sub Two each has the requisite corporate power and authority, and has taken all required action necessary, to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of each of Purchaser, Acquisition Sub One and Acquisition Sub Two, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation by Purchaser, Acquisition Sub One or Acquisition Sub Two of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court to which Purchaser, Acquisition Sub One or Acquisition Sub Two or any of their respective subsidiaries is subject or any provision of the charter or bylaws of the Purchaser, Acquisition Sub One or Acquisition Sub Two or any of their respective subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser, Acquisition Sub One or Acquisition Sub Two or any of their respective subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject, and which would have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.
 Other than filings required in connection with the provisions of the HSR Act, the PABCL and the Exchange Act, neither Purchaser nor Acquisition Sub One nor Acquisition Sub Two needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the executive officers of Purchaser, Acquisition Sub One or Acquisition Sub Two, threatened against Purchaser, Acquisition Sub One or Acquisition Sub Two which if adversely determined against Purchaser, Acquisition Sub One or Acquisition Sub Two would materially impair or delay the Parties' ability to consummate the transactions contemplated by this Agreement.

          (e) Funds. Purchaser has all of the funds in its control and possession required in order to consummate the Parent Merger and the Sub Merger and to pay all fees and expenses as contemplated by this Agreement (the "Payment Funds").

         (f) Brokers' and Other Fees. Neither Parent nor any Parent Subsidiary has or will have any liability or obligation to pay any fees or commissions to any investment advisor, broker, finder or agent engaged by Purchaser, Acquisition Sub One or Acquisition Sub Two with respect to the transactions contemplated by this Agreement. Any such fees or commissions will be paid by Purchaser.

          (g) Proxy Statement. None of the information supplied in writing by Purchaser or any subsidiary of Purchaser specifically for inclusion in the Proxy Statements (as defined in Section 6.1(c)), including all amendments and supplements thereto, shall, in the case of the Proxy Statements, at the date thereof and at the time of the meetings of shareholders to vote on the matters covered thereby, contain any untrue statement of a material fact, or omit a state material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.


                               ARTICLE VI

                               Covenants
                               ---------

     6.1 Covenants of the Parent and Sub. Parent and Sub jointly and severally (but subject to Section 6.4) covenant and agree that, except as otherwise required by this Agreement:

          (a) Interim Operations of Parent and Sub. From the date hereof and continuing until the earlier of (i) the termination of this Agreement or (ii) the Sub Effective Time (in the case of Sub) or (iii) the Parent Effective Time (in the case of Parent), the business of Parent and Sub and their respective subsidiaries, as applicable, shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Parent and Sub each shall use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates. Without limiting the generality of the foregoing from the date hereof and continuing until the earlier of (i) the termination of this Agreement or
(ii) the Sub Effective Time (in the case of Sub) or (iii) the Parent Effective Time (in the case of Parent), Parent and Sub will not with respect to themselves or any Parent Subsidiary without the prior written consent of Purchaser (or except as expressly permitted by the Disclosure Letter or as required by this Agreement) do or commit to do any of the following:

             (i)   authorize or effect any change in its charter or bylaws;

             (ii) grant, amend or modify any Stock Rights or issue, sell or otherwise dispose of any of its capital stock (except, in the case of Parent, upon the exercise of Stock Rights outstanding as of the date of this Agreement; it being understood, however, that Sub shall not issue any capital stock, whether or not upon the exercise of Stock Rights);

             (iii) declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock or any Stock Rights;

             (iv) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation other than borrowings and reborrowings under existing credit facilities to fund current obligations in the ordinary course of business;

             (v) impose or allow to be imposed any Security Interest upon any of its assets except pursuant to after-acquired property clauses in existing security arrangements disclosed in the Disclosure Letter or purchase money security interests on inventory financed in the ordinary course of business;

             (vi) make any expenditure for a capital asset or lease any real property except in accordance with the Parent or Sub capital budget as disclosed in the Disclosure Letter;

             (vii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles and provided that same is promptly disclosed to Purchaser;

             (viii) (I) enter into or amend or renew any written employment, consulting, severance, "golden parachute" or similar agreement or arrangement with any director, officer or employee of Parent or of a Parent Subsidiary, or (II) grant any salary or wage increase, or (III) increase any employee benefit (including incentive or bonus payments), except in the case of "(II)" for normal individual increases in compensation to employees (other than officers and directors of Parent or a Parent Subsidiary) in the ordinary course of business consistent with past practice;

             (ix) enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, in respect of any director, officer or employee of Parent or any Parent Subsidiary, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

             (x) knowingly or negligently take or fail to take any action, if such action or failure to act would, directly or indirectly, cause any of the Parent Subsidiaries to cease to be a member of the consolidated group of companies of which Parent is the common parent for Federal income tax purposes; it being understood that compliance with
Section 6.1(g)(iii) and (iv) will not constitute a violation of this
Section 6.1(a)(x); and it being further understood that except as contemplated by Section 6.1(g)(iv) or as otherwise agreed by Purchaser in writing, Parent shall comply with this Section 6.1(a)(x) without resort to exercising its rights to acquire additional shares of Sub pursuant to that certain Stock Registration and Option Agreement dated as of May 31, 1996 among Parent, Sub and The Future Now of Arkansas, Inc., as amended;

             (xi) take any action that would materially alter the strategic business plan and/or services delivery capability of Sub;

             (xii) make any capital investment in or make any loan to or acquire the securities or assets of any other Person other than to or from its subsidiaries in the ordinary course of business;

             (xiii) make any change in employment terms for any of its directors, officers and employees other than customary increases to non-director or non-officer employees awarded in the ordinary course of business consistent with past practices; or

             (xiv) except as may be required by law, intentionally take or fail to take any action the reasonably foreseeable effect of which would be to cause any representation or warranty in this Agreement to be or become inaccurate.

     In the event Parent or Sub shall request Purchaser to consent in writing to an action otherwise prohibited by this Section 6.1(a), Purchaser shall use all reasonable efforts to respond in a prompt and timely fashion, but may otherwise respond affirmatively or negatively in its sole discretion exercised in good faith.

          (b)   Acquisition Proposals.

                (1) Neither the Parent nor the Sub or any of their respective officers and directors shall, and the Parent and Sub will cause their respective employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Parent or Sub) not to, solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate (including, without limitation, any amendment, modification or termination, or any agreement to do any of the foregoing, to the Rights Agreement or any redemption of rights issued thereunder) any inquiries or the submission or any proposal or offer from any Person relating to an Acquisition Proposal (as defined below) involving Parent, Sub or any other Parent Subsidiary or participate in any discussions or negotiations regarding any such Acquisition Proposal; provided, however, that subject to compliance with this Section 6.1(b), the Parent, the Sub and their respective directors and officers may participate in any discussions or negotiations regarding, furnish any information with respect to, assist or facilitate any effort or attempt by any Person to do or seek, an Acquisition Proposal, solely to the extent that the Board of Directors of Parent or Sub, as applicable, determines in good faith, that such actions are necessary in order for the Board of Directors of Parent or Sub, as applicable, to comply with its fiduciary obligations under applicable law in response to an Acquisition Proposal or material modification to an Acquisition Proposal, which Acquisition Proposal or material modification was made after the date hereof and was not solicited after the date hereof.
 As used herein, the term "Acquisition Proposal" means, with respect to a particular Person, a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, or any tender offer or exchange offer for shares of any class of equity securities of, such Person. The transactions contemplated by this Agreement shall not be deemed an Acquisition Proposal. The Parent and Sub will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and will notify Purchaser promptly if any such Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with, the Parent or the Sub.

               (2) Except as set forth in this paragraph (2), neither the Board of Directors of Parent nor the Board of Directors of Sub nor any committee of either of them shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, or take any action not explicitly permitted by this Agreement that would be inconsistent with, the approval or recommendation by such Board of Directors or such committee of the Parent Merger or the Sub Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Parent or Sub to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Parent or Sub has received a Superior Proposal (defined below) and determines in good faith, after receipt of advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations under applicable law, the Board of Directors of Parent or Sub, as applicable, may (subject to compliance with this Section 6.1(b) and subject to payment of any Termination Fee (as hereinafter defined) then required pursuant to this Agreement), (x) withdraw or modify its approval or recommendation of the Parent Merger or the Sub Merger or (y) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Parent or Sub, as applicable, to enter into any Acquisition Agreement with respect to any Superior Proposal), but in any such case set forth in this clause (y), only at a time that is after the fifth (5th) day following Purchaser's receipt of written notice advising Purchaser that the Board of Directors of Parent or Sub or any such committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal.
 For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all of the voting power of the shares of Parent Common Stock or Sub Common Stock then outstanding or all or substantially all of the assets of Parent (which proposal may include as a component thereof the purchase of all or substantially all of the shares of capital stock of Sub) or Sub and otherwise on terms which the Board of Directors of Parent or Sub or such committee determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to Parent's or Sub's stockholders than the Parent Merger and the Sub Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Parent or Sub or such committee, is reasonably capable of being furnished by such third party.

          (c) Meetings of the Shareholders. Each of Parent and Sub will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Parent Merger or Sub Merger, as applicable (the "Stockholder Meetings"). Subject to Section 6.1(b)(2), the Board of Directors of Parent shall recommend approval of the Parent Merger, and the Board of Directors of Sub and the Independent Committee of Sub's Board shall recommend approval of the Sub Merger, and the Parent and Sub shall take all lawful action to solicit such approvals, as applicable.
Each of the Parent and Sub hereby severally represents, warrants and covenants that the proxy or information statement with respect to such meeting of its shareholders (each, a "Proxy Statement"), at the date thereof and at the date of such meetings, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made in reliance upon and in conformity with written information concerning the Purchaser, Acquisition Sub One or Acquisition Sub Two furnished by Purchaser specifically for use in the Proxy Statement. No Proxy Statement shall be filed, and no amendment or supplement to such Proxy Statement will be made by the Parent or Sub, without consultation with Purchaser and its counsel.

          (d) Exchange Act Filings. Unless an exemption shall be expressly applicable to the Parent or the Sub, or unless Purchaser agrees otherwise in writing, the Parent and the Sub will each file with the SEC and NASDAQ National Market System ("NASDAQ") all reports required to be filed by it pursuant to the rules and regulations of the SEC (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC rules and regulations and, when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser and its counsel, shall be given a reasonable opportunity to review and to comment on such filings prior to their being filed with the SEC and NASDAQ.

          (e) Access. Upon reasonable notice, the Parent and the Sub shall afford Purchaser's officers, employees, counsel, accountants and other authorized representatives access, during reasonable business hours throughout the period prior to the Parent Effective Time and in a manner which will not unreasonably interfere with the management of the business of Parent or any Parent Subsidiary, to its officers, employees, agents, independent auditors, representatives, properties, books and records and, during such period, the Parent and the Sub each shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request provided, however, neither the Parent nor the Sub shall be obligated to furnish Purchaser with information respecting any negotiations referred to in the last sentence of Section 6.1(b)(1) of this Agreement.

          (f) Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Subchapter E, F, G or H of the PABCL (each, a "Takeover Statute" and, collectively, "Takeover Statutes"), is or becomes applicable to the Parent Merger or the Sub Merger or the transactions contemplated hereby, Parent, Sub and their respective Boards or Directors will use all commercially reasonable efforts (a) to grant such approvals and take such actions as are reasonably necessary, lawful and requested or consented to by Purchaser so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and (b) to otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby and thereby. Parent and Sub will use all commercially reasonable efforts to effect, prior to the Sub Effective Time, the amendment to Sub's Articles of Incorporation described in Section 5.1(z) hereof.

          (g)   Options and Warrants.

             (i) Prior to the Parent Effective Time, the Parent shall take such actions (including obtaining any required consents) as may be necessary such that at the Parent Effective Time each Stock Right issued by the Parent shall be cancelled or converted into the right to receive, as the case may be, and the holder thereof, upon surrender thereof, shall receive, the Parent Option Conversion Price to which such holder is entitled, if any.

             (ii) Prior to the Sub Effective Time, Sub shall take such actions (including obtaining any required consents) as may be necessary such that at the Sub Effective Time each Stock Right issued by Sub shall be cancelled or converted into the right to receive, as the case may be, and the holder thereof, upon surrender thereof, shall receive, the Sub Option Conversion Price to which such holder is entitled, if any.

            (iii) In connection with the exercise, prior to the Sub Effective Time, of any employee stock options issued by Sub, Sub shall (unless otherwise agreed by Purchaser in writing), in accordance with the cash-out option of Sub under Section 3(l) of its 1996 Long-Term Incentive Plan (the "XLC Plan"), pay to each holder of an option, upon notice of any exercise thereof, cash in an amount equal to the spread between the exercise price and the fair market value of the underlying common share or the Spread Value (as defined in the XLC Plan), and will take all other action as may be necessary to ensure that in no event will any capital stock of Sub be issued upon or in connection with the exercise of any such option. Parent will, if necessary, lend sufficient funds to Sub on commercially reasonable terms to enable Sub to pay such cash in a timely manner.

            (iv) In connection with the exercise, prior to the Sub Effective Time, of any Stock Rights issued by Sub (other than employee stock options), Sub shall not issue or permit to be issued any shares of capital stock of Sub upon the exercise thereof other than simultaneously with or after Parent (or a direct or indirect wholly-owned subsidiary of Parent) shall have purchased (which Parent hereby agrees to do or cause to be done), and Sub shall have issued (which Sub agrees to do or cause to be done) that number of validly issued shares of the same class to Parent or such subsidiary that is equal to four times the number of shares of capital stock issuable upon such exercise of such Stock Rights, it being understood that Parent, Sub and Purchaser expect such purchase and issuance to occur pursuant to that certain Stock Registration and Option Agreement dated as of May 31, 1996 among Parent, Sub and The Future Now of Arkansas, Inc., as amended; provided, however, that in no event will Parent or any Parent Subsidiary purchase or otherwise acquire any such shares of Sub for a per share amount in excess of the Sub Share Conversion Price.

          (h)   [intentionally left blank]

             (i) IBMCC. Parent and Sub shall request that IBM Credit Corporation ("IBMCC") give any consent to the Sub Merger or the Parent Merger necessary under Parent's and Sub's credit arrangements with IBMCC. If Purchaser so requests, Parent and Sub will take all action necessary to pay, at the time the Parent Merger and Sub Merger are consummated, any or all of the balance of any amounts owed to IBMCC, subject, however, to Purchaser making available to Parent and Sub the cash necessary to do so.

          (j) Third Party Consents. Parent and Sub shall use their commercially reasonable efforts to obtain all necessary consents to the transactions contemplated by this Agreement as may be required under contracts to which Parent or any Parent Subsidiary is a party and as to which Purchaser requests that such consents be obtained, including without limitation the real property leases required to be listed in Section 5.1(v) of the Disclosure Letter.

     6.2 Covenants of the Parties. Each of the Parties, severally and not jointly, covenants and agrees as to itself, as follows:

          (a) Confidentiality. The terms and conditions of that certain letter agreement dated December 8, 1997 entered into by the Purchaser and the Parent (the "Confidentiality Agreement") are ratified and confirmed and shall remain in full force and effect. Notwithstanding the foregoing, the Parent and Purchaser hereby amend the Confidentiality Agreement such that the provisions of the paragraph 2(c) thereof do not apply to any public announcement effected in accordance with the provisions of Section 6.2(d) below regarding the Parties' execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Hart-Scott-Rodino Filings. Each Party will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use commercially reasonable efforts to obtain termination of the applicable waiting period under the HSR Act, and will make any further filings pursuant thereto that may be necessary or appropriate.

          (c) Notification of Certain Matters. Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties set forth in this Agreement.

          (d) Publicity. The initial press release relating to the transactions contemplated hereby shall be a joint press release and thereafter the Parent, the Sub and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto. None of the Parties shall issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ.

          (e) Cooperation. Each Party shall upon the request of another Party provide its commercially reasonable cooperation and assistance to the requesting Party in the latter's efforts to obtain any consents, approvals and amendments to contracts required or to take such actions as may be required to comply with any applicable laws to effect the Sub Merger, the Parent Merger or otherwise required under this Agreement.

          (f)   Indemnification; Directors' and Officers' Insurance.

             (i) The Parties agree that all rights to indemnification and advancement of expenses by the Parent or the Sub now existing in favor of each present and former director and officer of the Parent or the Sub (acting in their capacities as directors and/or officers of the Parent or the Sub, as applicable, the "Indemnified Parties") as provided in (i) the Parent's or the Sub's respective Articles of Incorporation or By-Laws, or
(ii) the indemnification agreements listed in the Disclosure Letter as in effect on the date thereof (the "Indemnification Agreements"), shall, with respect to matters occurring at or prior to the Parent or Sub Effective Time, as applicable, continue in full force and effect, shall survive the Sub Merger and Parent Merger and shall continue in full force and effect thereafter until the date which is six (6) years from the Sub Effective Time or Parent Effective Time, as applicable; provided, however, in the event any claim or claims are asserted or threatened within such period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

             (ii) Subject to the provisions of Section 6.2(f)(iii) below, after the Sub Effective Time or Parent Effective Time, as applicable, the Purchaser shall, subject to the further terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including reasonable attorneys' fees and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement (and whether commenced prior to or after the Sub Effective Time or the Parent Effective Time), for a period of six (6) years after the Sub Effective Time or Parent Effective Time, as applicable, in each case regardless of by whom asserted and regardless of whether such claim, action, suit, proceeding or investigation arises out of, pertains to or results from, solely or in part, the active, passive or concurrent negligence of any Indemnified Party; provided, however, in the event any claim or claims are asserted or threatened within such six-year period, all right to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Any Indemnified Party wishing to claim indemnification under this Section 6.2(f)(ii), and notwithstanding the provisions set forth in the Parent's or the Sub's respective Articles of Incorporation or By-Laws, or in the Indemnification Agreements, upon learning of any such claim, action, suit, proceeding or investigation, such Indemnified Party shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Sub Effective Time or the Parent Effective Time), (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser fails to assume such defense or counsel for Purchaser advises that there are issues which raise conflicts of interest between the Parties, on the one hand, and the Indemnified Parties, on the other hand, or that there are additional defenses available to the Indemnified Parties which are not otherwise available to the Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Purchaser shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Purchaser shall be obligated pursuant to this paragraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Purchaser need only pay for separate counsel to the extent necessary to resolve such conflict, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) Purchaser shall not be liable for any settlement effectuated without its prior written consent. Purchaser shall not settle any action or claim identified in this Section 6.2(f)(ii) in any manner that would impose any liability on an Indemnified Party not paid by Purchaser or the Sub Surviving Corporation or the Parent Surviving Corporation without such Indemnified Party's prior written consent.

             (iii) Notwithstanding any thing contained in paragraph (ii) of this Section 6.2(f), Purchaser shall not have any obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, or the conduct of the Indemnified Party relating to the matter for which indemnification is sought involved willful misconduct.

             (iv) Parent and Sub shall maintain their respective existing officers' and directors' liability insurance ("D&O Insurance") for a period of three (3) years after the Sub Effective Time or Parent Effective Time, as applicable, so long as the annual premium therefor, in the aggregate, is not in excess of 150% of the last annual premium paid prior to the date hereof (the "Maximum Premium"); provided, however, if the existing D&O Insurance expires, or is terminated or cancelled by the insurance carrier during such three-year period, the Parent and Sub will use their commercially reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Maximum Premium.

             (v) To the fullest extent not prohibited by applicable New York law or federal securities laws, Purchaser agrees to guarantee the payment and performance of the Parent's, Sub's, Acquisition Sub One's and Acquisition Sub Two's obligations under this Section 6.2(f). This Section 6.2(f) shall survive the closing of the transactions contemplated hereby and is intended to benefit each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against the Parties). If any Party, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, prior to such action, proper provision will be made so that the successors and assigns of such party assume the obligations of such party set forth in this Section.

      6.3 Covenants of Purchaser. Purchaser covenants and agrees as follows:

          (a) Maintenance of Payment Funds. Prior to the Sub Effective Time and Parent Effective Time, as applicable, Purchaser shall cause the Payment Funds to be available to effect payment of the Sub Share Conversion Price, the Sub Option Conversion Price, the Parent Share Conversion Price and the Parent Option Conversion Price and neither Purchaser, Acquisition Sub One nor Acquisition Sub Two will enter into any transaction, commitment or obligation which could reasonably result in the Payment Funds not being so available as and when required for such payments pursuant to the terms and conditions of this Agreement.

          (b) Purchaser Shares. At the Parent Stockholders' Meeting, all Parent Shares then owned by Purchaser or any of its direct or indirect wholly-owned subsidiaries shall be voted in favor of the Parent Merger. At the Sub Stockholders' Meeting, all Sub Shares then owned by Purchaser or any of its direct or indirect wholly-owned subsidiaries shall be voted in favor or the Sub Merger.

     6.4   Effect of Certain Covenants.   (i) Insofar as any covenants in
this Article VI relate specifically to Sub, Parent shall have no obligation to force Sub to comply therewith, but shall take such actions as may reasonably assist and facilitate Sub in complying therewith. If Parent has done so and Sub has nonetheless failed to comply with such covenant, Parent will have no liability for damages to Purchaser, Acquisition Sub One or Acquisition Sub Two for breach of such covenant; provided, however, that this subparagraph shall have no effect on whether the condition set forth in Section 7.2(a) has been satisfied, or on any right of Purchaser to terminate this Agreement under Section 8.3, or on any obligation of Parent and Sub to pay the Termination Fee to Purchaser pursuant to Section 9.1(b).

             (ii) Insofar as any Covenants in this Article VI relate specifically to Parent or any Parent Subsidiaries (other than Sub or any Sub Subsidiaries), Sub shall have no obligation to force Parent to comply therewith, but shall take such actions as may reasonably assist and facilitate Parent in complying therewith. If Sub has done so and Parent has nonetheless failed to comply with such covenant, Sub will have no liability for damages to Purchaser, Acquisition Sub One or Acquisition Sub Two for breach of such covenant; provided, however, that this subparagraph shall have no effect on whether the condition set forth in Section 7.2(a) has been satisfied, or on any right of Purchaser to terminate this Agreement under Section 8.3, or on any obligation of Parent and Sub to pay the Termination Fee to Purchaser pursuant to Section 9.1(b).


                             ARTICLE VII

                             Conditions
                             ----------

     7.1 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Sub Merger and the Parent Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in party by any of the Parties, as the case may be, to the extent permitted by applicable law:

          (a) Parent Shareholder Approval. The Parent Merger shall have been duly approved by the holders of the outstanding stock of Parent in accordance with the PABCL and the Articles of Incorporation and By-Laws of the Parent.

          (b) Sub Shareholder Approval. The Sub Merger and the amendment to Sub's Articles of Incorporation described in Section 5.1(z) hereof shall have been duly approved by the holders of the outstanding stock of Sub in accordance with the PABCL and the Articles of Incorporation and By-Laws of the Sub.

          (c) Governmental and Regulatory Consent. (i) The HSR waiting period shall have expired or been terminated, and (ii) other than the filings provided for in Section 1.8, all other filings required to be made prior to the Sub Effective Time or Parent Effective Time, as applicable, by the Parties with, and all consents, approvals and authorizations required to be obtained prior to the applicable Effective Time by the Parties from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

          (d) Statutes; Injunctions. Neither any statute, rule, regulation, order, stipulation or injunction (each an "Order") shall be enacted, promulgated, entered, enforced or deemed applicable to the Sub Merger or the Parent Merger, nor shall any other action have been taken by any governmental authority, administrative agency or court of competent jurisdiction which (i) prohibits the consummation of the transactions contemplated by this Agreement, or (ii) prohibits Purchaser's direct or indirect ownership or operation of all or any material portion of the business or assets of Parent or Sub, or (iii) could compel Purchaser to dispose of or hold separate all or any material portion of such business or assets as a result of the transactions contemplated by this Agreement.

          (e) Both Mergers. No Party shall be obligated to consummate the Parent Merger if the Sub Merger shall not have been consummated. No Party shall be obligated to consummate the Sub Merger unless all conditions to the Parent Merger have been satisfied or waived.

          (f) Amendment to Articles. The Articles of Incorporation of Sub shall have been amended as described in Section 5.1(z).

     7.2 Conditions to Obligations of Purchaser, Acquisition Sub One and Acquisition Sub Two. The obligation of Purchaser, Acquisition Sub One and Acquisition Sub Two to consummate the Sub Merger and Parent Merger is further subject to the fulfillment of the following conditions, which may be waived by Purchaser, Acquisition Sub One or Acquisition Sub Two:

          (a) Compliance. The Parent and the Sub each shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or completed with by it under, respectively, this Agreement at or prior to the Sub Effective Time or Parent Effective Time, as applicable, and Parent and Sub shall each have delivered to Purchaser a certificate of an executive officer so certifying.

          (b) Representations. Each of the representations and warranties of Parent and of Sub made in this Agreement shall be true and correct in all material respects as of the date when made and shall be deemed to be made again at and as of the Sub Closing and the Parent Closing and shall then be true and correct in all material respects, except to the extent changes are required, permitted or contemplated pursuant to this Agreement, and Parent and Sub shall each have delivered to Purchaser a certificate of an executive officer so certifying.

          (c) Opinion of Counsel. Purchaser shall have received an opinion of counsel to Parent and Sub in form and substance substantially the same as previously agreed by Purchaser, Parent and Sub.

          (d) Proceedings. No action or proceeding shall have been instituted and be pending before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement and the transactions contemplated hereby which, in the reasonable opinion of Purchaser based upon advice of counsel respecting the likelihood of an adverse outcome in such action or proceeding, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or damages which would constitute a Material Adverse Change.

          (e) Material Adverse Change. There shall not have occurred a Material Adverse Change.

          (f) Liens. With the exception of the Security Interest of IBMCC as disclosed in the Disclosure Letter, in all instances and respects Parent (or the applicable Parent Subsidiaries as the case may be) shall hold all shares of stock in all Parent Subsidiaries free and clear of any restrictions, liens, claims and encumbrances whatsoever.

          (g) Tax Consolidation. Each of the Parent Subsidiaries shall be, and shall have been at all times from the date hereof to the Parent Effective Time, a member of the consolidated group of companies of which Parent is the common parent for Federal income tax purposes, it being understood that compliance with Section 6.1(g)(iii) and (iv) will (for purposes only of Sub Stock Rights) be deemed to satisfy this subparagraph
(g).

          (h) Employment Agreements. The employees of Sub previously identified in writing by Purchaser shall be employees of Sub and shall have entered into employment agreements on terms and conditions previously identified in writing by Purchaser to Parent and Sub, and such employment agreements shall be in full force and effect..

          (i) Letter from Auditors. Purchaser shall have received a letter (the "Agreed Upon Procedures Letter") from Parent's independent certified public accountants substantially in the form previously agreed by Purchaser, Parent and Sub.

          (j) Stock Issuance, etc. Neither Parent, Sub nor any Parent Subsidiary shall (I) after the date of this Agreement have granted, amended or modified any Stock Rights (except as required pursuant to Section 6.1(g)(iii) or (iv)) or issued any capital stock (except, in the case of Parent, but not Sub, upon the exercise of Stock Rights outstanding as of the date of this Agreement), or (II) after December 1, 1997 have purchased or otherwise acquired any shares of common stock of Sub for a per share price in excess of the Sub Share Conversion Price.

          (k) Stock Rights. There shall be outstanding no Stock Right which by its terms does not either terminate upon the completion of the Sub Merger or the Parent Merger or convert into the right to receive only the Sub Option Conversion Price or the Parent Option Conversion Price, as the case may be.

          (l) Dividends, etc. After the date of this Agreement, neither Parent nor Sub shall have declared, set aside or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind), or shall have redeemed, repurchased or otherwise acquired any of its capital stock or, except as required by this Agreement, any Stock Rights.

          (m) XLSource Transition. Those portions of the XLSource Transition Plan to have been implemented prior to the Sub Effective Time shall have been implemented on a timely basis in all material respects, and there shall not have occurred a material adverse effect on the ability of Parent or any Parent Subsidiary to implement the XLSource Transition Plan on a timely basis.

     7.3 Conditions to Obligations of Parent. The obligation of Parent to consummate the Parent Merger and of Parent and Sub to consummate the Sub Merger is further subject to the fulfillment of the following conditions, which may be waived by Parent and Sub:

          (a) Compliance. Purchaser, Acquisition Sub One and Acquisition Sub Two each shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or completed with by it under this Agreement at or prior to the Sub Effective Time or Parent Effective Time, as applicable, and Purchaser shall have delivered to Parent and Sub a certificate of an officer of Purchaser so certifying.

          (b) Representations. Each of the representations and warranties of Purchaser, Acquisition Sub One and Acquisition Sub Two made in this Agreement shall be true and correct in all material respects as of the date when made and shall be deemed to be made again at and as of the Sub Closing and the Parent Closing and shall then be true and correct in all material respects, except to the extent changes are required, permitted or contemplated pursuant to this Agreement, and Purchaser shall have delivered to Parent and Sub a certificate of an officer of Purchaser so certifying.

          (c) Opinion of Counsel. Parent shall have received an opinion of counsel to Purchaser in form and substance substantially the same as previously agreed by Purchaser, Parent and Sub.


                              ARTICLE VIII

                              Termination
                              -----------

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Sub Merger and the Parent Merger may be abandoned at any time prior to consummation thereof, before or after the approval by the stockholders of Parent or Sub, by the written mutual consent of Purchaser, Sub and Parent.

     8.2 Termination by Purchaser, Sub or Parent. This Agreement may be terminated and the Merger may be abandoned by Purchaser, Sub or Parent if
(i) the Sub Merger or the Parent Merger shall not have been consummated by July 31, 1998 (unless the failure to consummate by such date is due to the wrongful action or failure to act of the party seeking to terminate), or
(ii) the stockholders of Parent disapprove the Parent Merger at the Parent Stockholder Meeting, or (iii) any Order shall have become final and non-appealable.

     8.3 Termination by Purchaser. This Agreement may be terminated by Purchaser and the Sub Merger and the Parent Merger may be abandoned at any time prior to consummation thereof, before or after the approval by stockholders of Parent or Sub if (a) the Parent Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement, or the Parent Board, upon request by Purchaser, shall fail to reaffirm its approval or recommendation, or shall have resolved to do any of the foregoing, or at the Sub Stockholders' Meeting all shares of Sub Common Stock owned directly or indirectly by Parent shall not have been voted in favor of the Sub Merger and in favor of the amendment to Sub's Articles of Incorporation described in Section 5.1(z) hereof; or (b) Parent shall have failed to perform in any material way any of its covenants under this Agreement in a manner so as not to satisfy the condition to closing in
Section 7.2(a), which failure to perform is incapable of being cured or has not been cured within twenty (20) days after the giving of notice thereof to Parent; or (c) Parent shall have breached any of its representations or warranties in any material respect in a manner so as not to satisfy the condition to closing in Section 7.2(b), which breach is incapable of being cured or has not been cured within twenty (20) days after the giving of notice thereof to Parent; or (d) the Board of Directors of Sub, or the Independent Committee thereof, shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement, or the Board of Directors of Sub, or the Independent Committee thereof, upon request by Purchaser, shall fail to reaffirm its approval or recommendation, or shall have resolved to do any of the foregoing; or (e) Sub shall have failed to perform in any material way any of its covenants under this Agreement in a manner so as not to satisfy the condition to closing in Section 7.2(a), which failure to perform is incapable of being cured or has not been cured within twenty (20) days after the giving of notice thereof to Sub; or (f) Sub shall have breached any of its representations or warranties in any material respect in a manner so as not to satisfy the condition to closing in Section 7.2(b), which breach is incapable of being cured or has not been cured within twenty (20) days after the giving of notice thereof to Sub.

     8.4 Termination by the Parent. This Agreement may be terminated by Parent and the Sub Merger and the Parent Merger may be abandoned at any time (i) prior to the consummation thereof, before or after the approval by stockholders of Parent or Sub, by action of the Parent Board if the Parent Board receives an unsolicited written offer with respect to a Superior Proposal, or if an unsolicited tender or exchange offer for the Parent Shares (with respect to a Superior Proposal) is commenced, and the Parent Board determines to accept such Superior Proposal or recommend that its shareholders accept such tender or exchange offer, but only after the Parent Board has been advised by counsel that approval, acceptance or recommendation of such transaction is necessary in order for the Parent Board to act in a manner consistent with its fiduciary obligations under applicable law, in accordance with clause "(y)" of Section 6.1(b)(2) provided that Parent has complied with all provisions thereof, including the notice provisions therein, and that Parent and Sub comply with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee, or (ii) before the Parent Effective Time, if Purchaser shall have breached or failed to perform in any material way any of its representations, warranties or covenants under this Agreement which breach or failure to perform is incapable of being cured or has not been cured within twenty (20) days after the giving of notice thereof to Purchaser.

     8.5 Termination by the Sub. This Agreement may be terminated by Sub and the Sub Merger and the Parent Merger may be abandoned at any time (i) prior to the consummation thereof, before or after the approval by stockholders of Parent or Sub, by action of the Sub Board if the Sub Board receives an unsolicited written offer with respect to a Superior Proposal, or if an unsolicited tender or exchange offer for the Sub Shares (with respect to a Superior Proposal) is commenced, and the Sub Board determines to accept such Superior Proposal or recommend that its shareholders accept such tender or exchange offer, but only after the Sub Board has been advised by counsel that approval, acceptance or recommendation of such transaction is necessary in order for the Sub Board to act in a manner consistent with its fiduciary obligations under applicable law, in accordance with clause "(y)" of Section 6.1(b)(2) provided that Sub has complied with all provisions thereof, including the notice provisions therein, and that Parent and Sub comply with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee, or (ii) before the Sub Effective Time, if Purchaser shall have breached or failed to perform in any material way any of its representations, warranties or covenants under this Agreement in a manner so as not to satisfy the condition to closing in Section 7.3(a) or (b) which breach or failure to perform is incapable of being cured or has not been cured within twenty (20) days after the giving of notice thereof to Purchaser.

     8.6 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 8, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 9.1 and 9.2. No termination of this Agreement shall result in the termination of the obligations of the parties under Sections 5.1(k), 5.2(f), 6.2(a) or 9.1.


                               ARTICLE IX

                       Miscellaneous and General
                       -------------------------

     9.1   Payment of Expenses.

          (a) Except as set forth in subsection (b) below, whether or not the Merger shall be consummated, each Party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger, except that and provided the Merger is consummated, the expenses of Sub shall be borne by Parent.

         (b) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.3(a), (b), (d) or (e), Parent and Sub shall pay Purchaser an aggregate fee equal to $12,300,000 (the "Termination Fee"), payable by wire transfer in immediately available funds, within one (1) business day of the date of such termination in the respective proportions set forth below, and such payment shall constitute Purchaser's and its affiliates' exclusive remedy and be a limit on any damages to which Purchaser and such affiliates may be entitled for any loss or injury incurred with respect to any such termination. In the event that this Agreement is terminated by Purchaser pursuant to Section 8.3(c) or (f), and if the applicable breach of representation by Parent or Sub was intentional, reckless or grossly negligent, Parent and Sub shall pay Purchaser the Termination Fee, payable by wire transfer in immediately available funds, within one (1) business day of the date of such termination in the respective proportions set forth below, and such payment shall constitute Purchaser's and its affiliates' exclusive remedy and be a limit on any damages to which Purchaser and such affiliates may be entitled for any loss or injury incurred with respect to any such termination. Prior to any termination of this Agreement by Parent pursuant to Section 8.4(i) or by Sub pursuant to Section 8.5(i), Parent and Sub shall pay Purchaser the Termination Fee, payable by wire transfer of immediately available funds in the respective proportions set forth below, and such payment shall constitute Purchaser's and its affiliates exclusive remedy and be a limit on any damages to which Purchaser and such affiliates may be entitled for any loss or injury incurred with respect to any such termination. Parent and Sub acknowledge that the agreements contained in this Section 9.1(b) are an integral part of the transactions contemplated by this Agreement, that Parent and Sub will derive substantial benefits from the transactions involving Sub contemplated by this Agreement, and that, without the agreements contained in this Section 9.1(b), Purchaser would not enter into this Agreement; accordingly, if Parent or Sub fails to promptly pay any amount due pursuant to this Section 9.1(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Parent or Sub for the applicable portion of the Termination Fee or damages in excess thereof (to the extent permitted hereunder), Parent or Sub, as applicable, shall also pay to Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. If Purchaser terminates this Agreement pursuant to
Section 8.3(a), (b), (d) or (e), or if Purchaser terminates this Agreement pursuant to Section 8.3(c) or (f) and is entitled to be paid the Termination Fee, or if Parent terminates this Agreement pursuant to Section 8.4(i), or if Sub terminates this Agreement pursuant to Section 8.5(i), then 80% of the Termination Fee shall be paid to Purchaser by Parent and 20% of the Termination Fee shall be paid to Purchaser by Sub. Notwithstanding the foregoing, if the breach by Parent which gave rise to the ability to terminate this Agreement under Section 8.3(b) or (c) or if the breach by Sub which gave rise to the ability to terminate this Agreement under Section 8.3(e) or (f) constituted a bad faith attempt by Parent or Sub to avoid its contractual obligations under this Agreement, nothing in this Agreement shall limit the relief (in addition to the Termination Fee) which Purchaser shall be entitled to recover under applicable law. A good faith dispute as to whether the Termination Fee is payable shall not constitute evidence of such bad faith.

          (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.4(ii) or by Sub pursuant to Section 8.5(ii), Purchaser shall pay Parent and Sub an aggregate amount equal to the Termination Fee, payable by wire transfer in immediately available funds, within one (1) business day of the date of such termination, payable 80% to Parent and 20% to Sub, and such payment shall constitute Parent's and Sub's any of their respective affiliates' exclusive remedy and be a limit on any damages to which Parent or any such affiliate may be entitled for any loss or injury incurred with respect to any such termination or breach or failure to perform that gave rise to such termination. Notwithstanding the foregoing, if the breach by Purchaser which gave rise to the ability to terminate this Agreement under Section 8.4(ii) or 8.5(ii) constituted a bad faith attempt by Purchaser to avoid its contractual obligations under this Agreement, nothing in this Agreement shall limit the relief (in addition to the Termination Fee) which Parent or Sub shall be entitled to recover under applicable law. A good faith dispute as to whether the Termination Fee is payable shall not constitute evidence of such bad faith. Purchaser acknowledges that the agreements contained in this Section 9.1(c) are an integral part of the transactions contemplated by this Agreement, that Purchaser will derive substantial benefits from the transactions contemplated by this Agreement, and that, without the agreements contained in this Section 9.1(c), Parent and Sub would not enter into this Agreement; accordingly, if Purchaser fails to promptly pay any amount due pursuant to this Section 9.1(c), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against Purchaser for the Termination Fee or damages in excess thereof (to the extent permitted hereunder), Purchaser shall also pay to Parent or Sub, as applicable, its costs and expenses (including reasonable attorneys' fees but only for the attorneys of either Parent or Sub, as the case may be, and not both) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     9.2 Survival. The representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Sub Merger and the Parent Merger or the termination of this Agreement unless the terms of a specific agreement or covenant specify otherwise, in which case it shall survive in accordance with its terms. Without limiting the foregoing, the provisions of Section 6.2(f) shall survive the consummation of the Sub Merger and the Parent Merger.

     9.3 Cooperation. The Parties will cooperate with one another in effecting the transactions contemplated hereby, in the making of all necessary governmental filings (including, without limitation, filings with any applicable taxing authority) and in connection with the prosecution or defense of any investigation, claim, suit, arbitration or other proceeding brought by or against any governmental authority or other third party.

     9.4 Modification or Amendment. Subject to the applicable provisions of the PABCL, at any time prior to the Parent Effective Time or Sub Effective Time, as applicable, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

     9.5 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate the transactions contemplated hereby are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted hereby and by applicable law.

     9.6 Counterparts and Facsimile Signatures. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

     9.7 GOVERNING LAW; JURISDICTION; AND SERVICE OF PROCESS. EXCEPT AS EXPRESSLY SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. IN ADDITION, EACH OF THE PARENT, THE PURCHASER AND ACQUISITION SUB HEREBY AGREE THAT ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE MERGER SHALL BE HEARD IN THE COURT OF COMMON PLEAS, COUNTY OF CHESTER, OF THE COMMONWEALTH OF PENNSYLVANIA, OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA AND, IN CONNECTION THEREWITH, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ANY SERVICE OF PROCESS IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE MERGER MAY BE GIVEN TO ANY OTHER PARTY HERETO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 9.8 BELOW.

     9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed delivered upon receipt, if to Purchaser, Acquisition Sub One or Acquisition Sub Two, addressed to Purchaser, Acquisition Sub One or Acquisition Sub Two, as the case may be, Attention: Barry D. Romeril, P.O. Box 1600, 800 Long Ridge Road, Stamford, CT 06904, facsimile: (203) 968-3633 (with a copy to Attention: Richard S. Paul, facsimile: (203) 968-3446; and with a copy to Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, New York, NY 10022-7001, Attention: Richard F. Langan, Esq., facsimile
(212) 940-3111); and if to the Parent, addressed to the Parent c/o Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103-2799, Attention Barry M. Abelson, facsimile (215) 981-4750 (with a copy to Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103-2799,
Attention: Elam M. Hitchner, III, Esq., facsimile (215) 981-4750); and if to the Sub, addressed to the Sub at 411 Eagleview Boulevard, Exton, Pennsylvania 19341, Attention: Timothy W. Wallace, facsimile (610) 458-6530 (with a copy to McCausland, Keen & Buckman, Radnor Court, 259 Radnor-Chester Road, Suite 160, Radnor, Pennsylvania 19087-5240, Attention Robert
H. Young, facsimile (610) 341-1099); or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

     9.9 Entire Agreement, etc. This Agreement (including any schedules, exhibits or Annexes hereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral among the parties, with respect to the subject matter hereof, (ii) shall not be assignable by operation of law or otherwise and are not intended to create any obligations to, or rights in respect of, any Persons other than the parties hereto; provided, however, Purchaser may cause Acquisition Sub One and/or Acquisition Sub Two to assign its rights and obligations hereunder to Purchaser or any other wholly-owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser, Acquisition Sub One and Acquisition Sub Two of their obligations hereunder.

     9.10 Obligation of Purchaser. Whenever this Agreement requires Acquisition Sub One or Acquisition Sub Two to take any action (including, without limitation, the making of payment for the Parent Shares or the Sub Shares), such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Acquisition Sub One and/or Acquisition Sub Two to take such action.

     9.11 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     9.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect except to the extent that the enforcement of such remaining provisions would be inequitable.

     9.14 Certain Definitions. (a) As used herein, the term "knowledge" of a particular Person shall mean the actual knowledge of any such individual or the actual knowledge of the executive officers (which, or purposes hereof, shall mean those individuals who are required to file reports under Section 16(a) of the Exchange Act) of any Person which is a corporation or other entity.

           (b) As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition Agreement" is defined in Section 6.1(b)(2).

     "Acquisition Proposal" is defined in Section 6.1(b)(1).

     "Acquisition Sub One" means TDC Subsidiary Corporation, a Pennsylvania corporation.

     "Acquisition Sub Two" means TDC Two Subsidiary Corporation, a
      Pennsylvania corporation.

     "Agreed Upon Procedures Letter" is defined in Section 7.2(j).

     "Auditors" is defined in Section 7.2(j).

     "Confidentiality Agreement" is defined in Section 6.2(a).

     "D & O Insurance" is defined in Section 6.2(f)(iv).

     "Disclosure Letter" is defined in Section 5.1.

     "Employee Benefit Plans" is defined in Section 5.1(r)(II).

     "Environmental Laws" is defined in Section 5.1(o).

     "ERISA" is defined in Section 5.1(r)(II).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" is defined in Section 5.1(f).

     "HSR Act" is defined in Section 5.1(d).

     "IBMCC" is defined in Section 6.1(

     "Indemnification Agreements" is defined in Section 6.2(f)(i).

     "Indemnified Parties" is defined in Section 6.2(f)(i).

     "Independent Committee" means the Independent Committee of the Sub
      Board.

     "Intellectual Property" is defined in Section 5.1(q).

     "IRC" is defined in Section 5.1(r)(IV).

     "January 1998 Financial Statements" is defined in Section 7.2(j).

     "Lazard" is defined in Section 5.1(k).

     "Material Adverse Change" means a material adverse effect on the assets, property, prospects, business condition (financial or otherwise) or results of operations of either Parent and the Parent Subsidiaries (including Sub and the Sub Subsidiaries) taken as a whole or Sub and the Sub Subsidiaries taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Whenever a representation, warranty, covenant, agreement or condition involves a determination as to whether there has been a Material Adverse Change, the market price of Parent Common Stock and Sub Common Stock on NASDAQ shall not constitute evidence as to whether or not a Material Adverse Change has occurred.

     "Maximum Premium" is defined in Section 6.2(f)(iv).

     "Montgomery" is defined in Section 5.1(k).

     "Most Recent Financial Statements" is defined in Section 7.2(j).

     "NASDAQ" is defined in Section 6.1(d).

     "Order" is defined in Section 7.1(d).

     "PABCL" is defined in Section 1.1.

     "Parent" means Intelligent Electronics, Inc., a Pennsylvania corporation.

     "Parent Articles of Merger" is defined in Section 2.8.

     "Parent Board" is defined in the recitals.

     "Parent Closing" is defined in Section 2.7.

     "Parent Common Stock" is defined in Section 5.1(b)(I).

     "Parent Dissenting Shares" is defined in Section 2.9.

     "Parent Effective Time" is defined in Section 2.8.

     "Parent Fairness Opinion" is defined in Section 5.1(l).

     "Parent Merger" is defined in the recitals.

     "Parent Most Recent Quarter End" is defined in Section 5.1(f)(I).

     "Parent Option Conversion Price" is defined in Section 2.4.

     "Parent Options" is defined in Section 2.2(ii).

     "Parent-Owned Sub Shares" is defined in Section 1.2(i).

     "Parent Preferred Stock" is defined in Section 5.1(b).

     "Parent Share Conversion Price" is defined in Section 2.3.

     "Parent Shares" is defined in Section 2.2(i).

     "Parent Subsidiaries" is defined in Section 5.1(a).

     "Parent Surviving Corporation" is defined in Section 2.1.

     "Parent 10-K" is defined in Section 5.1(f)(I).

     "Parent 10-Q" is defined in Section 5.1(f)(I).

     "Party" is defined in the introduction.

     "Paying Agent" is defined in Section 1.5.

     "Payment Funds" is defined in Section 5.2(e).

     "Permits" is defined in Section 5.1(a).

     "Person" means an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, a group and a government or other department or agency thereof.

     "Proxy Statement" is defined in Section 6.1(c).

     "Public Reports" is defined in Section 5.1(e).

     "Purchaser" means Xerox Corporation, a New York corporation.

     "Purchaser Companies" means Purchaser and all direct and indirect subsidiaries thereof.

     "Rights Agreement" means the Rights Agreement dated as of March 22,
      1996 between Parent and Chemical Mellon Shareholder Services L.L.C.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" is defined in Section 5.1(d).

     "Stock Rights" is defined in Section 5.1(b)(I).

     "Stockholders Meeting" is defined in Section 6.1(c).

     "Sub" means XLConnect Solutions, Inc., a Pennsylvania corporation.

     "Sub Articles of Merger" is defined in Section 1.8.

     "Sub Board" is defined in the recitals.

     "Sub Closing" is defined in Section 1.7.

     "Sub Common Stock" is defined in Section 5.1(b)(II).

     "Sub Dissenting Shares" is defined in Section 1.9.

     "Sub Effective Time" is defined in Section 1.8.

     "Sub Fairness Opinion" is defined in Section 5.1(l).

     "Sub Merger" is defined in the recitals.

     "Sub Most Recent Quarter End" is defined in Section 5.1(f)(II).

     "Sub Option Conversion Price" is defined in Section 1.4.

     "Sub Options" is defined in Section 1.2(ii).

     "Sub Plan" is defined in Section 5.1(r)(I).

     "Sub Preferred Stock " is defined in Section 5.1(b)(II).

     "Sub Share Conversion Price" is defined in Section 1.3.

     "Sub Shares" is defined in Section 1.2(i).

     "Sub Subsidiaries" means all direct and indirect subsidiaries of Sub.

     "Sub Surviving Corporation" is defined in Section 1.1.

     "Sub 10-K" is defined in Section 5.1(f)(II).

     "Sub 10-Q" is defined in Section 5.1(f)(II).

     "Superior Proposal" is defined in Section 6.1(b)(2).

     "Takeover Statutes" is defined in Section 6.1(f).

     "Taxes" is defined in Section 5.1(j)(I).

     "Termination Fee" is defined in Section 9.1(b).

     "XLC Plan" is defined in Section 6.1(g)(iii).

     "XLSource Transition Plan" means the plan Parent has previously delivered to Purchaser regarding the pending transition of certain business of XLSource, Inc.


     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                  INTELLIGENT ELECTRONICS, INC.


                                  By: /s/ Richard D. Sanford
                                     ----------------------------------
                                     Title: Chairman and CEO


                                  XLCONNECT SOLUTIONS, INC.

                                  By: /s/ Richard D. Sanford
                                     ----------------------------------
                                     Title: Chairman


                                  XEROX CORPORATION

                                  By: /s/ W. F. Buehler
                                     ----------------------------------
                                     Title: Executive Vice President


                                  TDC SUBSIDIARY CORPORATION


                                  By: /s/ Charles P. Gilliam
                                     ----------------------------------
                                     Title: President


                                  TDC TWO SUBSIDIARY CORPORATION


                                  By: /s/ Charles P. Gilliam
                                     ----------------------------------
                                     Title: President